UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Electronics For Imaging, Inc.

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Attached are (i) a written communication sent by the Chief Executive Officer of Electronics For Imaging, Inc. (“EFI” or the “Company”) to the Company’s employees on May 6, 2009 regarding the proposed Employee Stock Option Exchange Program, (ii) a Proposed Employee Stock Option Exchange Program Q&A made available to the Company’s employees on May 6, 2009 and (iii) a written communication sent by the Chief Executive Officer of EFI to the Company business divisions managers, human resources managers and investor relations team.

The Employee Stock Option Exchange Program has not yet commenced. EFI will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the Employee Stock Option Exchange Program. Persons who are eligible to participate in the Employee Stock Option Exchange Program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Employee Stock Option Exchange Program.

In connection with the proposal to be voted on by EFI’s stockholders with respect to the Employee Stock Option Exchange Program, EFI has filed a Preliminary Proxy Statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. EFI stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the Employee Stock Option Exchange Program, because they will contain important information about the proposal to be voted on by stockholders with respect to the Employee Stock Option Exchange Program.

EFI stockholders and option holders will be able to obtain the written materials described above and other documents filed by EFI with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by EFI with the SEC by directing a written request to: Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404, Attention: Investor Relations.

E-mail from Guy Gecht

Subject Line: Proposed Employee Stock Option Exchange Program

Team,

We have been exploring ways to address employee stock option grants that are “underwater,” meaning the exercise price is higher than our current market price per share. We are pleased to inform you that we are asking stockholders to approve a proposal to address these underwater stock option grants. At our upcoming annual stockholders’ meeting, currently scheduled for June 19, our stockholders will vote on, among other things, a one-time, voluntary employee stock option exchange program. If approved, this program will allow all eligible employees to exchange, at fair value, certain underwater options for either restricted stock units or stock options, which will be determined at a later date. The exchange ratios will be calculated by determining the fair value of the underwater options submitted for exchange. These underwater options will be exchanged for options or restricted stock units of similar fair value. The final exchange ratios will not be known until we are closer to the date of the exchange. The fair value exchange ratios are not one-for-one and in many cases are considerably less than one-for-one. Unless and until stockholders approve the employee stock option exchange program and we set a date and begin the exchange, there’s nothing you need to do.

Stock option exchanges are governed by SEC and NASDAQ regulations. Details of the proposed employee stock option exchange program are outlined in our preliminary proxy statement, which can be found at [link]. Stockholders will vote on, among other things, the employee stock option exchange program. Following receipt of the required stockholder approval, we will have up to a year to execute the program. We do not yet know when we would begin the exchange. In addition, we have submitted to our stockholders proposals that, if approved, would increase the number of shares available under our employee stock purchase plan and increase our general equity awards pool through the adoption of a new equity incentive award plan as well as allow our named executive officers to exchange, at fair value, time-based stock options for performance-based awards. The employee stock option exchange is contingent upon the approval of the proposal that would increase the number of shares available under our general equity award pool.

I’ll update you again following our annual stockholders’ meeting. In the meantime, you can find some basic information in the attached Q&As.

Once again let me say that I’m confident that with our product innovation and the best team in our industry, we will drive our return to healthy profits and a strong stock. Thank you again for everything you do to ensure EFI’s and our customers’ success.

Guy

The option exchange described in this e-mail has not yet commenced. Electronics For Imaging, Inc. (“EFI”) will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the option exchange.

In connection with the proposals to be voted on by EFI’s stockholders with respect to the option exchange programs, employee stock purchase plan amendment and new equity plan adoption discussed in this e-mail, EFI has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. EFI stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the proposals, because they will contain important information about the proposals to be voted on by stockholders referenced in this e-mail.

EFI stockholders and option holders will be able to obtain the written materials described above and other documents filed by EFI with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by EFI with the SEC by directing a written request to: Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404, Attention: Investor Relations.

Proposed Employee Stock Option Exchange Program Q&A

Why has the company decided on these particular terms for the exchange?

As a publicly traded company, we are subject to very specific regulatory guidelines governed by the SEC and NASDAQ. We believe that the elements of our proposed exchange – including who is eligible to participate, delivering new stock options or RSUs with an aggregate fair value equal to or less than the aggregate fair value of the surrendered options, and the exclusion of options granted within the six months preceding the exchange date or that will expire within six months following the completion of the exchange – make the most sense for employees and the company and will allow us to gain the support of our stockholders.

Why are we exchanging options for either options or RSUs?

We have retained the flexibility to grant either options or RSUs in the exchange so that we can tailor our exchange program to what makes the most sense for us in light of market conditions and other factors at the time the option exchange commences. We believe this is consistent with our current compensation approach and allows us to design the exchange to provide the best potential equity compensation value for employees whose options are underwater. In certain cases where the exchange would result in a small number of options or RSUs, we may consider exchanging a cash payment for the underwater options.

Why are options being exchanged for newly issued options or RSUs having the same aggregate fair value?

Delivering new RSUs or options with an aggregate fair value approximately equal to or less than the aggregate fair value of exchanged options is considered a best practice in implementing an exchange that stockholders can support, and we believe that it makes the most sense for employees, the company and our stockholders. Keep in mind that this value comparison is of the “fair value” of the surrendered options and the newly issued RSUs or options for accounting purposes. While options that are underwater are being surrendered in the exchange, any newly issued RSUs will have immediate “in the money” value (subject to vesting) and any newly issued options will have an exercise price equal to the closing price of our common stock on the day of completion of the option exchange.

Does this mean the company is no longer bullish about our future, and the performance of our stock?

We are a strong company with a strong future. This proposed exchange recognizes that some option grants are underwater due to the significant decline in our stock price in light of the global financial and economic crisis. As a result, these option grants have not delivered the value to employees we intended to provide at the time they were granted. The option exchange will give our employees the opportunity to decide whether it makes sense to trade certain options and realign portions of their equity compensation with current market conditions.

Is there anything I should do?

Right now, there’s nothing you need to do. The next step is stockholder approval of the proposed exchange at our annual stockholders’ meeting on June 19. Assuming stockholders approve the amendments necessary to permit the option exchange program, we will have up to a year (June 2010) to set a date and begin the exchange. Once a date is set to begin the exchange, eligible employees will receive detailed information, providing you with everything you need to know to make a decision that’s best for you.

The option exchange described in this summary has not yet commenced. Electronics For Imaging, Inc (“EFI”) will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the option exchange.

In connection with the proposals to be voted on by EFI’s stockholders with respect to the option exchange program discussed in this Q&A, EFI has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. EFI stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the proposal, because they will contain important information about the proposal to be voted on by stockholders referenced in this summary.

EFI stockholders and option holders will be able to obtain the written materials described above and other documents filed by EFI with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by EFI with the SEC by directing a written request to: Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404, Attention: Investor Relations.

Communication Guidelines for Proposed Employee Stock Option Exchange Program

To all managers:

Today we announced to our employees our intention to seek stockholder approval for an employee stock option exchange program. You should have received an email from me earlier today with the announcement and a link to some additional information and an FAQ.

Assuming that we receive the necessary stockholder approval at our annual meeting of stockholders on June 19, we will provide you and all employees an update. Once we set a launch date for the employee stock option exchange, we will provide further information on the exchange and will hold sessions with employees to provide them the information needed to make their decisions as to whether to participate and the details of how to do so.

You should know that option exchanges are governed by SEC rules and regulations. Accordingly, we are required to file with the SEC all written and recorded information provided on the exchange. Since you are a manager, you will likely be asked questions by employees. Communications between you and employees are subject to these SEC requirements.

Please use the communication guidelines below when responding to questions and comments. Failure to do so could result in us having to take a series of complicated (and expensive) corrective actions. I am asking for your strict adherence to the requirements below:

— Prior to the commencement of the employee stock option exchange program: do not guarantee that the exchange program will start by any given date. The decision of if and when to begin the exchange program will be made by our Board of Directors, the Compensation Committee or our named executive officers.

— Do not answer a question via email or by leaving a voicemail. SEC rules require us to file all written and recorded communications made on behalf of EFI about the exchange program with the SEC. SEC filings are expensive (so we want to minimize the number of filings we have to make). If incorrect information is given to employees (or some employees are given additional information that no one else has), we will have to take a series of complicated (and expensive) corrective steps.

— If you forget and leave a voicemail or send an email, please immediately contact Justyna Rostocka or Bryan Ko in SR.

— Once the tender offer document is filed with the SEC (and the employee stock option exchange program begins), do not give any advice about whether someone should participate in the program.

— Answer questions only by referring people to our proxy statement, my email to all employees, or the employee stock option exchange FAQ. Once the tender offer documents are filed with the SEC, there will be more information available that employees can reference.

— If someone asks a question that is not covered by the materials we have provided, please refer them to Jackie Cimino in HR, or Justyna Rostocka or Bryan Ko in SR.

If you have any questions, please contact Jackie Cimino in HR, or Justyna Rostocka or Bryan Ko in SR.

I want to thank you for your attention to this important issue. The employee stock option exchange is an important opportunity for our people, and I am counting on each of you to follow these requirements as we navigate the process.

Sincerely,

Guy

The option exchange described in this e-mail has not yet commenced. Electronics For Imaging, Inc. (“EFI”) will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the option exchange.

In connection with the proposals to be voted on by EFI’s stockholders with respect to the option exchange programs, employee stock purchase plan amendment and new equity plan adoption discussed in this e-mail, EFI has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. EFI stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the proposals, because they will contain important information about the proposals to be voted on by stockholders referenced in this e-mail.

EFI stockholders and option holders will be able to obtain the written materials described above and other documents filed by EFI with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by EFI with the SEC by directing a written request to: Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404, Attention: Investor Relations.